Exhibit 99.1

FOR:	PW Eagle, Inc.
1550 Valley River Drive
Eugene, OR 97440
(Nasdaq-NMS: “PWEI”)

CONTACT:	Scott Long,
Chief Financial Officer, PW Eagle, Inc.
541-343-0200

PW EAGLE REPORTS SECOND QUARTER RESULTS

Conference Call and Webcast Scheduled for August 8, 2005 at 1:00 p.m. Central Time

Eugene, Oregon — August 4, 2005 — PW Eagle, Inc. (Nasdaq-NMS: “PWEI”) today reported its financial results for the three and six months ended June 30, 2005. A summary of the unaudited results for the three and six month periods ending June 30, 2005 and 2004 is set forth in the following table:

Summary of Results

(In thousands, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Net Sales	$161,626	$118,378	$304,266	$224,769
Gross Profit	24,305	23,646	47,444	33,972
Restructuring and related costs	—	950	—	1,608
Net income (loss)	2,283	2,945	4,980	(929)
Basic net income (loss) per share	$0.27	$0.43	$0.61	$(0.13)
Diluted net income (loss) per share	$0.23	$0.31	$0.51	$(0.13)
Adjustments to reconcile net income (loss) to EBITDA:
Net income (loss)	$2,283	$2,945	$4,980	$(929)
Minority Interest	253	59	157	59
Equity in earnings of unconsolidated affiliate	—	(132)	—	(267)
Interest	4,384	3,502	8,154	7,042
Taxes	1,571	1,783	3,186	(706)
Depreciation and amortization	3,262	2,880	6,529	5,307

EBITDA	$11,753	$11,037	$23,006	$10,506

EBITDA is not intended to be an alternative to the financial results under generally accepted accounting principles in the United States of America. We believe EBITDA is a commonly used measure of financial performance by our lenders and the investment community and allows for a more complete analysis of our results of operation.

The reported financial results for the second quarter of 2005 reflect a pre-tax gain of $1,256,000, included in other income, on USPoly’s previously disclosed sale of its metals parts business. Also included in the second quarter 2005 results is a non-cash pre-tax charge of $715,000, included in interest expense, related to the increase in the value of a warrant held by the Company’s subordinated lender. This increase is directly attributable to the increase in the price of the Company’s common stock during the second quarter. The warrant includes a put feature and is shown as a liability included with Other Long-term Liabilities on the accompanying Balance Sheet.

As previously reported, the results for the six months ended June 30, 2005 reflect a pre-tax gain of $496,000 on the sale of real estate adjacent to one of the Company’s manufacturing locations. The results for the three and six months ended June 30, 2004, include a pre-tax loss of $(421,000) on the sale of manufacturing facilities in Baker City, Oregon and Hastings, Nebraska.

The Company also reported separate financial information for its two operating segments: the PW Eagle PVC business and the USPoly PE business.

Segment Income Statement Information

(In thousands, unaudited)

	Three months ended June 30,		Six months ended June 30,
	PW Eagle	USPoly	PW Eagle	USPoly
Net Sales	$139,792	$21,834	$263,476	$40,790
Gross Profit	20,635	3,670	41,113	6,331
Net income	1,607	929	4,557	581
Adjustments to reconcile net income to EBITDA:
Net income	$1,607	$929	$4,557	$581
Interest	3,768	616	6,975	1,179
Taxes	997	574	2,828	357
Depreciation and amortization	2,585	677	5,186	1,343

EBITDA	$8,957	$2,796	$19,546	$3,460

The combined total of the above amounts may differ from the consolidated amounts due to the impact of consolidation and elimination entries.

Jerry Dukes, President and CEO, commented, “Our business continued to perform well in the second quarter. Volumes increased from the first quarter and we had record net sales for the second consecutive quarter. This represents the first time since the third quarter of 2002 that we have posted two consecutive profitable quarters.”

Scott Long, Chief Financial Officer, said, “We were able to reduce total borrowings by $15 million during the quarter through our profitability, working capital management and the proceeds of the sale of USPoly’s metals business. The changes we have made to the business and our financing over the last 18 months have helped us end the quarter with over $37 million of availability under our revolving credit agreements. This is our best position in recent history.”

Jerry Dukes continued, “We did see prices for PVC pipe and resin decline near the end of the second quarter which negatively impacted margins. We are not providing any outlook on margins for the third quarter, however, we anticipate continued steady demand in the third quarter, and with announced resin prices to take effect in September, we would expect pipe prices to increase as well. Our inventories remain at manageable levels across the company.”

Second Quarter 2005 Webcast and Conference Call

PW Eagle will hold its second quarter 2005 webcast and conference call on Monday, August 8, 2005 at 1:00 pm Central Time to discuss the second quarter and first half of 2005 financial results. The conference call will be available live on the internet at www.pweagleinc.com/investor. The conference telephone number is 866-700-7107, use 62773145 as the passcode to access the call. The call will be archived for one week at 888-286-8010, use 33112143 as the passcode for access.

Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are “forward looking” statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release, which relate to our expected demand for product and pipe prices for the third quarter of 2005 and our ability to manage current inventory levels, involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. Actual results could differ if the economy, and particularly the segments of the economy that impact the Company’s business, does not grow and perform at least as well as forecast. In addition, actual results could differ as a result of: (i) a slowdown in the United States economy; (ii) the failure of the Gross Domestic Product to improve during the remainder of 2005 and thereafter; (iii) an increase in interest rates; (iv) a decline in the construction of commercial and residential building; (v) a fluctuation in raw material prices; (vi) our ability to pass through any raw material price increases to our customers and (vii) a greater supply of PVC and PE pipe than market demand for such products caused by cyclical fluctuations in the supply and demand for pipe. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potential inaccurate assumptions. We undertake no obligation to update “forward-looking” statements.

- financials follow -

PW EAGLE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
NET SALES	$161,626	$118,378	$304,266	$224,769
COST OF GOODS SOLD	137,321	94,732	256,822	190,797

Gross profit	24,305	23,646	47,444	33,972
OPERATING EXPENSES:
Freight expense	9,345	8,016	17,534	14,979
Selling expenses	4,346	3,570	8,326	6,839
General and administrative expenses	3,333	2,580	6,871	5,000
Restructuring and related costs	—	950	—	1,608
Other (income) expense, net	(1,210)	373	(1,764)	347

	15,814	15,489	30,967	28,773
OPERATING INCOME	8,491	8,157	16,477	5,199
INTEREST EXPENSE	4,384	3,502	8,154	7,042
INCOME (LOSS) BEFORE INCOME TAXES, MINORITY INTEREST AND EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATE	4,107	4,655	8,323	(1,843)
Income tax expense (benefit)	1,571	1,783	3,186	(706)
Minority interest in (income) loss of USPoly Company	(253)	(59)	(157)	(59)
Equity in undistributed earnings of unconsolidated affiliate, net of tax	—	132	—	267
NET INCOME (LOSS)	$2,283	$2,945	$4,980	$(929)
EARNINGS (LOSS) PER SHARE:
Basic	$0.27	$0.43	$0.61	$(0.13)
Diluted	$0.23	$0.31	$0.51	$(0.13)
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	8,561	6,925	8,152	6,911
Diluted	9,800	9,478	9,762	6,911

PW EAGLE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	June 30, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,275	$986
Accounts receivable, net	65,498	48,660
Inventories	68,167	63,680
Other current assets	3,558	3,139

Total current assets	138,498	116,465
Property and equipment, net	58,262	63,370
Other long-term assets	26,990	30,941

TOTAL ASSETS	$223,750	$210,776

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Borrowings under revolving credit facilities	$67,855	$82,017
Current maturities of long-term debt	1,695	1,692
Other current liabilities	73,491	50,236

Total current liabilities	143,041	133,945
Long-term debt, less current maturities	4,844	7,255
Capital lease obligations, less current maturities	19,584	19,670
Subordinated debt	28,819	27,788
Other long-term liabilities	9,684	9,505

TOTAL LIABILITIES	205,972	198,163

Stockholders’ equity	17,778	12,613

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$223,750	$210,776

5